Filed pursuant to Rule 424 (b)(1) File Number 333-152980

2,638,250 Shares of Common Stock

ORGANIC ALLIANCE, INC.

This prospectus covers the resale by our selling stockholders of 2,638,250 shares of our Common Stock.  The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus.  We will not receive any proceeds from the sale of shares offered by the selling stockholders. The Common Stock will initially be offered for sale at $.25 per share until the shares are quoted on the Over-the-Counter Bulletin Board, at which point the selling stockholders may sell the registered shares thereafter at prevailing market prices on the Over-the-Counter Bulletin Board.  We will file a post-effective amendment to the prospectus to reflect the change to the market price when the shares begin quotation on the Over-the-Counter Bulletin Board.

Our Common Stock is currently quoted for sale on the Pink Sheets of the National Quotation Service under the symbol ORGC.  On December 17, 2008 the closing price of the Common Stock was $0.24 per share.

Investing in our Common Stock involves substantial risks.  See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2008.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
SUMMARY	1
SUMMARY FINANCIAL DATA	3
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	9
PRICE RANGE OF OUR COMMON STOCK	9
SELECTED FINANCIAL DATA	10
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	12
BUSINESS	17
MANAGEMENT	19
SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK	22
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION	23
RELATED PARTY AND OTHER MATERIAL TRANSACTIONS	24
DESCRIPTION OF CAPITAL STOCK	24
SHARES ELIGIBLE FOR FUTURE SALE	25
EXPERTS	26
LEGAL MATTERS	26
WHERE YOU CAN FIND MORE INFORMATION	26
FINANCIAL STATEMENTS	F-1

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

i

SUMMARY

 This summary highlights material information regarding our company and the offering contained in this prospectus.  However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business and History

Organic Alliance, Inc. is a development stage food broker focused on the worldwide sourcing and marketing of organic ingredients and various organically grown and certified produce items.  We do not intend to purchase, warehouse and resell products; rather, we intend to arrange for the delivery of products from growers with whom we seek to have production contracts directly to retailers, food processors and food products manufacturers with whom we intend to negotiate sales of the products under purchase orders.  We have not signed supply agreements to date with growers and have no supply agreements or agreements to sell our sourced products to retailers.

We intend to source and sell high quality organic ingredients from around the world. We also intend to arrange futures positions of organic crops from suppliers in countries such as China, Thailand, India, Sri Lanka, Turkey, Argentina, Chile, South Africa, Mexico and the U.S. for sale of the products to retail customers in the U.S. and internationally, where appropriate.  The organic products we intend to sell will include fresh fruit and vegetables, rice, sunflower seed oil, coffee, tea, seeds, spices, herbs, dried fruits, juices, potatoes, tomatoes, juice concentrates, poultry and beef. We have no supply agreements and have not arranged any futures positions for organic crops.

We were organized as NB Design & Licensing, Inc., (“NB Design”) a Nevada corporation, in September 2001.  To date, we have not realized any revenue and are in the development stage. Our former parent, New Bridge Products, Inc., was originally incorporated in August 1995 as a manufacturer of minivans and filed a petition in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Its Plan of Reorganization was approved by the U.S. Bankruptcy Court for the District of Arizona in September 2002 and we were discharged from bankruptcy in October 2002.   We were inactive from October 2002 to April 29, 2008.

On April 29, 2008, we entered into and closed an Agreement Concerning the Exchange of Securities (“Exchange Agreement”) between us and Organic Alliance, Inc., a Texas corporation (“Organic Texas”), and the Security Holders of Organic Texas (the “Securities Exchange”).  Pursuant to the Securities Exchange, we issued 9,299,972 shares of our Common Stock for all of the issued and outstanding Common Stock of Organic Texas and assumed all assets and liabilities. We also issued 1,000,028 each of Class A, Class B, Class C, Class D, Class E and Class F warrants.  The warrants were exercisable at $2.00, $2.00, $4.00, $4.00, $6.00 and $6.00, respectively, at any time until December 31, 2008.  As part of the Exchange Agreement, the exercise prices of the warrants was subsequently reduced to $1.00 per share for all classes of Warrants and the expiration date was extended to December 31, 2011.  In exchanged for the exercise price reduction, the holders of at least 80% of the Warrants agreed to a call provision by us on 10 days’ notice to them if (i) the bid price of our common stock is quoted at $1.25 per share or higher and the average share volume exceeds 300,000 shares for at least one day, and (ii) the shares underlying the warrants are subject to a current registration statement on file with the Securities and Exchange Commission.  Both the share price and volume must be met on the same day for the call provision to be effective.  Prior to closing the Exchange Agreement, we had 1,200,028 shares of Common Stock outstanding and following the closing we had 10,000,000 shares outstanding.

We completed the Securities Exchange in order to merge with an operating company and thereby provide our shareholders with the opportunity to realize liquidity in their stockholdings.  Using the Securities Exchange format was the simplest and least expensive legal process to combine the company.

On June 2, 2008, we changed our name to Organic Alliance, Inc.  All references throughout this prospectus to “Organic Alliance, Inc.,” or the “Company” refers to the combined operations of Organic Alliance, Inc., a Nevada corporation, and our wholly-owned subsidiary, Organic Texas.

The Offering

Common stock outstanding prior to and after the offering(1):	13,131,967 shares of Common Stock

Use of proceeds:	We will not receive any proceeds from the sale of the Common Stock. Any proceeds from the exercise of warrants will be added to our working capital.

(1)           Excluding 6,000,168 shares issuable upon exercise of common stock purchase warrants.

Description of Selling Stockholders

 Through this prospectus, we are registering for resale (i) 2,508,250 shares of our Common Stock, all of which shares were issued to acquire all of the outstanding Common Stock of Organic Texas, (ii) 130,000 shares which we issued to two consultants between May and August 2008.

The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus.  None of the selling stockholders are officers or directors or own 10% or more of our outstanding common stock and none are affiliated or associated with any broker-dealers.

SUMMARY FINANCIAL DATA

 The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes.  This financial information is derived from our Organic Alliance, Inc. (formerly NB Design) audited financial statements for the years ended December 31, 2007 and 2006 and unaudited financial statements for the nine months ended September 30, 2008 and the unaudited Organic Texas financial data for the period from February 14, 2008 (inception) through April 29, 2008, contained elsewhere herein.  Also included are the unaudited pro forma financial data for Organic Alliance, Inc. (formerly NB Design) derived from the combined NB Design audited financial statements for the years ended December 31, 2007 and 2006 and unaudited financial statements for the nine months ended September 30, 2008 and the unaudited Organic Texas financial data for the period from February 14, 2008 (inception) through April 29, 2008, contained elsewhere herein.

Statement of Operations Data - Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

	Nine Months Ended 30-Sep-08	Year Ended 31-Dec-07	Year Ended 31-Dec-06
Revenue	$-0-	$-0-	$-0-
Net loss	$(1,032,788)	$(9,273)	$(4,000)
Net loss per share of Common Stock	$(.11)	$(.01)	$(.00)

Balance Sheet Data - Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

	As of 30-Sep-08	As of 31-Dec-07

Working capital	$163,588	$(9,198)
Total assets	$191,033	$227
Total liabilities	$27,445	$9,425
Accumulated deficit	$(1,063,127)	$(30,339)
Stockholders’ equity	$163,588	$(9,198)

Statement of Operations Data - Organic Texas

From Inception
of 2-14-08 to 4-29-08
Revenue	$-0-
Net loss	$(2,746,835)
Net loss per share of Common Stock	$(.27)

Balance Sheet Data - Organic Texas

As of
29-Apr-08
Working capital	$528,240
Total assets	$533,060
Total liabilities	$4,820
Accumulated .deficit	$(2,746,835)
Stockholders’ equity	$528,240

Proforma Statement of Operations Data – Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

	Nine Months Ended 30-Sep-08	Year Ended 31-Dec-07	Year Ended 31-Dec-06
Revenue	$-0-	$-0-	$-0-
Net loss	$(3,779,623)	$(9,273)	$(4,000)
Net loss per share of Common Stock	$(.40)	$(.01)	$(.00)

Proforma Balance Sheet Data - Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

	As of 30-Sep-08	As of 31-Dec-07
Working capital	$163,588	$(9,198)
Total assets	$191,033	$227
Total liabilities	$27,445	$9,425
Accumulated deficit	$(3,809,962)	$(30,339)
Stockholders’ equity	$163,588	$(9,198)

RISK FACTORS

The shares of Common Stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment.  You should not purchase these shares if you cannot afford the loss of your entire investment.  In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of Common Stock.

Risks Related to Our Company

Our inability to contract for organic products with growers and sell the food products to retailers will reduce or eliminate our revenue.

In order to generate revenue, we will be required to source organic food products from growers and sell the food products to retailers.  If we are unable to obtain such organic food products from growers or sell the products to retailers, we will not be able to generate sufficient revenue to remain in business.

Our products may be subject to recall, exposing us to significant liabilities.

Our organic food products may be subject to recall due to the existence of disease or other conditions in connection with the growing or processing of the products, which could result in harm to the end user consumer.  Any such recall or harm to a consumer would subject us to significant financial liability.  We do not carry liability insurance for such recalls.

We have no written agreements with retailers or growers.

We seek to sell products under purchase orders, and we generally have no agreements with or commitments from our customers for the purchase of products. We cannot assure you that our customers will order products from us or that we will be able to generate a customer base. Moreover, we have no written agreements with growers to purchase products from them and can give no assurance that we can develop sufficient product supplies to satisfy any future customers.

Our profit margins, if any, may decrease due to consolidation in the grocery industry.

The grocery distribution industry generally is characterized by relatively high volume with relatively low profit margins. The continuing consolidation of retailers in the natural and organic products industry, the growth of large national food chains and increased prices requested by growers may reduce our profit margins in the future and cause us to experience pricing pressures from both ends of our supply chain.

We have significant competition from a variety of sources, which could reduce our revenue and any profitability.

 We operate in competitive markets, and our future success will be largely dependent on our ability to provide quality products and services at competitive prices. Our competition comes from a variety of sources, including other distributors of organic products as well as specialty grocery and mass market grocery distributors. We cannot assure you that mass market grocery distributors such as United Natural Foods, Inc. and Tree of Life Distribution, Inc. will not increase their emphasis on organic products and more directly compete with us or that new competitors will not enter the market. These distributors have been in business longer than we have, have substantially greater financial and other resources than we have and are better established in their markets. We cannot assure you that our current or potential competitors will not provide services comparable or superior to those provided by us or adapt more quickly than we do to evolving industry trends or changing market requirements. It is also possible that alliances among competitors may develop and rapidly acquire significant market share or that certain of our customers will increase distribution to their own retail facilities. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition or results of operations. We cannot assure you that we will be able to compete effectively against current and future competitors.

Our operations are sensitive to economic downturns, which could reduce our revenue and any profitability.

 The grocery industry is sensitive to national and regional economic conditions and the demand for our products may be adversely affected from time to time by economic downturns. In addition, our operating results are particularly sensitive to, and may be materially adversely affected by:

•	difficulties with the collectability of accounts receivable;
•	difficulties with inventory control;
•	competitive pricing pressures; and
•	unexpected increases in fuel or other transportation-related costs.

Our future operating results are subject to significant fluctuations which could have a negative effect on our stock price and any analysis of our future operating results.

 Our future operating results may vary significantly from period to period due to:

•	demand for organic products;
•	changes in our operating expenses, including fuel and insurance;
•	changes in customer preferences and demands for organic products, including levels of enthusiasm for health, fitness and environmental issues;
•	fluctuation of organic product prices due to competitive pressures;
•	personnel changes;
•	supply shortages;
•	general economic conditions;
•	lack of an adequate supply of high-quality agricultural products due to poor growing conditions, natural disasters or otherwise; and
•	volatility in prices of high-quality agricultural products resulting from poor growing conditions, natural disasters or otherwise.

 Due to the foregoing factors, we believe that period-to-period comparisons of our operating results may not necessarily be meaningful and that such comparisons cannot be relied upon as indicators of future performance.

We are subject to significant governmental regulation which can increase our costs, timing of products to market and profitability.

 Our business is highly regulated at the federal, state and local levels and our products and distribution operations require various licenses, permits and approvals. In particular:

•	our products are subject to inspection by the U.S. Food and Drug Administration;
•	any warehouse and distribution facilities we may use will be subject to inspection by the U.S. Department of Agriculture and state health authorities;
•	the U.S. Department of Transportation and the U.S. Federal Highway Administration regulate our trucking operations or those of our contractors; and
•	our products must be certified as organic by the United States Department of Agriculture.

The loss or revocation of any existing licenses, permits, certifications or approvals or the failure to obtain any additional licenses, permits or approvals in new jurisdictions where we intend to do business could reduce our revenue, increase our costs, affect the timing of our products going to market and reduce any profitability.

We are dependent for success on Thomas Morrison, our Chief Executive Officer.  Our inability to retain Mr. Morrison’s services would impede our operations and growth strategy, which would have a negative impact on the business and the value of your investment.

Our success is largely dependent on the skills, experience and efforts of Thomas Morrison, our Chief Executive Officer.  The loss of Mr. Morrison would have a material adverse effect upon our growth strategy, operations and future business development, and therefore the value of your investment.  We do not maintain key man life insurance on any executive officers nor do we have an employment agreement with Mr. Morrison.  Additionally, any failure to attract and retain qualified employees in the future could also negatively impact our business strategy.

We will need to raise additional capital in order to continue our operations, which will dilute the ownership interests of existing shareholders and cause the issuance of securities with preferences and privileges superior to our Common Stock.

We will need to raise additional funds in the future in order to continue our operations and source organic food products from growers.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the current stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of the Common Stock and may have covenants which impose restrictions on the Company’s operations.

Risks Relating to Our Securities

  Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors and 5% or greater stockholders own 8,197,800 shares of our Common Stock or approximately 63% of our outstanding Common Stock. Accordingly, these individuals will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

Our Common Stock is subject to the penny stock regulations and restrictions, which could impair our liquidity and make trading difficult.

SEC Rule 15g-9, as amended, establishes the definition of a “penny stock” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. Our shares are considered to be penny stock. This classification could severely and adversely affect the market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stock and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. To approve a person’s account for transactions in penny stock, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stock are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stock.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commission’s payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their securities.

The market price of our Common Stock may be volatile.

The market price of our Common Stock may be highly volatile, as is the stock market in general, and the market for Pink Sheets quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, announcements made by our competitors or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future, so any return on investment may be limited to the value of our stock. We plan to retain any future earnings to finance growth.

Future sales of our Common Stock may depress our stock price.

Sales of a substantial number of shares of our Common Stock, including shares registered hereby, by significant stockholders into the public market could cause a decrease in the market price of our Common Stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent the Company from producing reliable financial reports or identifying fraud.  In addition, shareholders could lose confidence in the Company’s financial reporting, which could have an adverse effect on its stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accomplishing these critical functions.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  We intend to hire a full time Chief Financial Officer to augment our internal controls procedures and expand our accounting staff, but there is no guarantee that these efforts will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that it can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404.  Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of additional preferred stock.  This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock, of which no shares have been issued.  Our preferred stock is issuable in one or more series and our Board of Directors has the power to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders.  As a result of the existence of this “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

 FORWARD-LOOKING STATEMENTS

 This prospectus includes forward-looking statements.  We have based these forward-looking statements on our current expectations about future events.  These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the “Risk Factors” section above and throughout this prospectus.  In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock being offered by the selling stockholders.

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock was quoted on the Pink Sheets under the symbol “NBDL” from September 2006 until June 11, 2008, when our symbol was changed to “ORGC.”  However, during this period of time, no trading market developed for the Common Stock.

On June 11, 2008, trading commenced in our Common Stock under the symbol “ORGC.” The chart below sets forth the closing prices for our Common Stock for the periods indicated as quoted by the Pink Sheets and does not include markups, markdowns or discounts between dealers.

Closing Price

Quarter Ended March 31, 2008	$0.30
Quarter Ended June 30, 2008	$1.01
Quarter Ended September 30, 2008	$0.55

 As of September 30, 2008, we had approximately 160 stockholders of record.

SELECTED FINANCIAL DATA

 The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes.  This financial information is derived from our Organic Alliance, Inc. (formerly NB Design) audited financial statements for the years ended December 31, 2007 and 2006 and unaudited financial statements for the nine months ended September 30, 2008 and the unaudited Organic Texas financial data for the period from February 14, 2008 (inception) through April 29, 2008, contained elsewhere herein.  Also included are the unaudited pro forma financial data for Organic Alliance, Inc. (formerly NB Design) derived from the combined NB Design audited financial statements for the years ended December 31, 2007 and 2006 and unaudited financial statements for the nine months ended September 30, 2008 and the unaudited Organic Texas financial data for the period from February 14, 2008 (inception) through April 29, 2008, contained elsewhere herein.

Statement of Operations Data - Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

	Nine Months Ended 30-Sep-08	Year Ended 31-Dec-07	Year Ended 31-Dec-06
Revenue	$-0-	$-0-	$-0-
Net loss	$(1,032,788)	$(9,273)	$(4,000)
Net loss per share of Common Stock	$(.11)	$(.01)	$(.00)

Balance Sheet Data - Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

	As of 30-Sep-08	As of 31-Dec-07

Working capital	$163,588	$(9,198)
Total assets	$191,033	$227
Total liabilities	$27,445	$9,425
Accumulated deficit	$(1,063,127)	$(30,339)
Stockholders’ equity	$163,588	$(9,198)

Statement of Operations Data - Organic Texas

From Inception
of 2-14-08 to 4-29-08
Revenue	$-0-
Net loss	$(2,746,835)
Net loss per share of Common Stock	$(.27)

Balance Sheet Data - Organic Texas

As of
29-Apr-08
Working capital	$528,240
Total assets	$533,060
Total liabilities	$4,820
Accumulated .deficit	$(2,746,835)
Stockholders’ equity	$528,240

Proforma Statement of Operations Data – Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

	Nine Months Ended 30-Sep-08	Year Ended 31-Dec-07	Year Ended 31-Dec-06
Revenue	$-0-	$-0-	$-0-
Net loss	$(3,779,623)	$(9,273)	$(4,000)
Net loss per share of Common Stock	$(.40)	$(.01)	$(.00)

Proforma Balance Sheet Data - Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

	As of 30-Sep-08	As of 31-Dec-07
Working capital	$163,588	$(9,198)
Total assets	$191,033	$227
Total liabilities	$27,445	$9,425
Accumulated deficit	$(3,809,962)	$(30,339)
Stockholders’ equity	$163,588	$(9,198)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Overview

Organic Alliance, Inc. is a development stage food broker focused on the worldwide sourcing and marketing of organic ingredients and various organically grown and certified produce items.  We do not intend to purchase, warehouse and resell products; rather, we intend to arrange for the delivery of products from growers with whom we seek to have production contracts directly to retailers, food processors and food products manufacturers with whom we intend to negotiate sales of the products under purchase orders.  We have not signed supply agreements to date with growers and have no supply agreements or agreements to sell our sourced products to retailers.

We intend to source and sell high quality organic ingredients from around the world. We also intend to arrange futures positions of organic crops from suppliers in countries such as China, Thailand, India, Sri Lanka, Turkey, Argentina, Chile, South Africa, Mexico and the U.S. for sale of the products to retail customers in the U.S. and internationally, where appropriate.  The organic products we intend to sell will include fresh fruit and vegetables, rice, sunflower seed oil, coffee, tea, seeds, spices, herbs, dried fruits, juices, potatoes, tomatoes, juice concentrates, poultry and beef. We have no supply agreements and have not arranged any futures positions for organic crops.

We were organized as NB Design & Licensing, Inc., a Nevada corporation, in September 2001.  To date, we have not realized any revenue and are in the development stage. Our former parent, New Bridge Products, Inc. (“NBPI”), was originally incorporated in August 1995 as a manufacturer of custom minivans and filed a petition in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, which included our company as a then wholly-owned subsidiary. NBPI’s Plan of Reorganization was approved by the U.S. Bankruptcy Court for the District of Arizona in September 2002 and we were discharged from bankruptcy with it in October 2002.   We were inactive from October 2002 to April 29, 2008.

On April 29, 2008, we entered into and closed an Agreement Concerning the Exchange of Securities (“Exchange Agreement”) between us and Organic Alliance, Inc., a Texas corporation (“Organic Texas”), and the Security Holders of Organic Texas (the “Securities Exchange”).  Pursuant to the Securities Exchange, we issued 9,299,972 shares of our Common Stock for all of the issued and outstanding Common Stock of Organic Texas and assumed all assets and liabilities. We also issued 1,000,028 each of Class A, Class B, Class C, Class D, Class E and Class F warrants. The warrants were exercisable at $2.00, $2.00, $4.00, $4.00, $6.00 and $6.00, respectively, at any time until December 31, 2008. As part of the Exchange Agreement, the exercise prices of the warrants was subsequently reduced to $1.00 per share for all classes of Warrants and the expiration date was extended to December 31, 2011.  In exchanged for the exercise price reduction, the holders of at least 80% of the Warrants agreed to a call provision by us on 10 days’ notice to them if (i) the bid price of our common stock is quoted at $1.25 per share or higher and the average share volume exceeds 300,000 shares for at least one day, and (ii) the shares underlying the warrants are subject to a current registration statement on file with the Securities and Exchange Commission.  Both the share price and volume must be met on the same day for the call provision to be effective.  Prior to closing the Exchange Agreement, we had 1,200,028 shares of Common Stock outstanding and following the closing we had 10,000,000 shares outstanding.

On June 2, 2008, we changed our name to Organic Alliance, Inc.

We currently generate no sales, income or cash flows.

Critical Accounting Policies and Estimates

Use of Estimates

Our discussion and analysis of financial condition and results of operations are based upon our audited and unaudited financial statements, which have been prepared in accordance with US GAAP. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts receivable, the amount to be paid for the settlement of liabilities for services included in cost of sales and accounts payable, the amount to be paid for tax liabilities, accrued expenses, and the estimated useful lives for amortizable property and equipment. Actual results could differ from those estimates.

Making estimates with respect to cost of sales requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect on the financial statements of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results regarding estimates in the cost of sales could differ materially from our estimates.

Allowance for Doubtful Accounts

We do not currently have any trade receivables. Once operations begins we will maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. We will record an allowance for doubtful account should the financial condition of our customers deteriorate, resulting in an impairment of their ability to make payments.

Property and Equipment

We currently do not own any property and equipment.  Property and equipment will be stated at cost, net of accumulated depreciation and amortization. Property and equipment will be depreciated on a straight-line basis over the estimated useful lives of the assets.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Results of operations for Organic Alliance Inc. (formerly NB Design & Licensing Inc.) for the three months ended September 30, 2008

Revenue. No revenue was recorded for the three months ended September 30, 2008.

Expenses . General and administrative expenses were $766,896 for the three months ended September 30, 2008. General and administrative expenses related primarily to legal, accounting, investor relations, public relations, web development, stock based compensation and administrative costs.  These expenses included 495,300 shares of common stock issued to consultants to perform investor relations, public relations, administration and medical advisory services.

Interest Expense and Income . Interest expense of $46 was paid on a time note payable to a related party.  Interest income of $15,596 was received on a note from an investor.

Net (Loss) . Net loss was $751,346 for the three months ended September 30, 2008. The net loss consisted of general and administrative expenses described above.

Results of operations for Organic Alliance Inc. (formerly NB Design & Licensing Inc.)for the nine months ended September 30, 2008

Revenue. No revenue was recorded for the nine months ended September 30, 2008.

Expenses . General and administrative expenses were $1,059,049 for the nine months ended September 30, 2008. General and administrative expenses related primarily to legal, accounting, investor relations, public relations, web development, stock based compensation and administrative costs. These expenses included 615,300 shares of common stock issued to consultants to perform accounting, legal, investor relations, public relations, administration and medical advisory services.

Interest Expense and Income . Interest expense of $373 was paid on time notes payable to a related parties.  Interest income of $26,634 was received on a note from an investor.

Net (Loss) . Net loss was $1,032,788 for the nine months ended September 30, 2008. The net loss consisted of general and administrative expenses described above.

Results of operations for Organic Alliance Inc. (formerly NB Design & Licensing Inc.) for the year ended December 31, 2007 compared to the year ended December 31, 2006

Revenue . There was no revenue for the year ended December 31, 2007 or 2006.

Expenses . General and administrative expenses were $9,273 for the year ended December 31, 2007; an increase of $5,273, or 132%, from the general and administrative expenses of $4,000 for the year ended December 31, 2006. The increase in general and administrative expenses was primarily attributable to other expenses paid by us.

Net (Loss) . Net loss was $9,273 for the year ended December 31, 2007 compared to $4,000 for the year ended December 31, 2006. The $5,273 increase in net loss was primarily attributable to the increased expenses discussed above.

Liquidity and Capital Resources for Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

We are a start-up, development stage company and have not generated revenue from our business operations. Our operations to date have generated minimal losses that have been funded through the expenses paid by stockholders and donated to the company and the issuance of common stock. We will require additional sources of outside capital to continue our operations. We expect that our primarily source of cash in the future will be from the issuance of common stock.

Our financial statements contained within have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the nine months ended September 30, 2008, we reported a net loss of $1,032,788 and have an accumulated deficit as of September 30, 2008 of $1,063,127. The Report of Independent Registered Public Accounting Firm on our financial statements as of and for the year ended December 31, 2007 includes a “going concern” explanatory paragraph which means that the auditors expressed substantial doubt about our ability to continue as a going concern.

At September 30, 2008, we had $9,731 in accounts payable,  $2,668 in other accrued liabilities and $15,046 in short term notes payable to a related party.

In February 2008 we sold 200,000 shares of our common stock to two investors for $0.25 per share.

In April and May 2008, William Gallagher, a related party, advanced the Company $34,500. The advances are evidenced by time notes bearing interest at 8% per annum on any unpaid balance.  The balance was paid off  as of September 30, 2008.

In September 2008, Earnest Mathis, a related party, advanced the Company $15,000. The advance is evidenced by a time note bearing interest at 8% per annum.  The unpaid balance including interest was $15,046 at September 30, 2008.

During April 2008, we sold 16,666 shares of our Common Stock for $0.30 per share to one investor.

During May we sold 16,250 shares of our Common Stock for $0.40 per share to one investor.  We also sold 2,483,750 shares of our common stock for $0.40 per share to an investor for a 90 day time note that bears interest at 8% per annum on any unpaid balance.  The unpaid balance including interest was $735,854 at September 30, 2008.  The time note was not paid off at the end of the term.  It is currently being renegotiated with resolution expected prior to the end of December 2008.

We have limited funding available for marketing and will rely solely on our ability to raise debt or equity funds in the immediate future.

Net Cash Flows for Organic Alliance Inc. (formerly NB Design & Licensing Inc.)

Net cash provided in operating activities for the year ended December 31, 2007 was $227 compared to -0- cash used in operating activities during 2006. Net cash used in operating activities for the nine months ended September 30, 2008 was $657,625, primarily attributable to legal, accounting and other general and administrative expenses discussed above.

 Net cash provided from investing activities was -0- for the years ending December 31, 2007 and 2006. For the nine months ending September 30, 2008, net cash used by investing activities was $200,000 from the purchase and retirement of 500,000 shares of our common stock as part of the April 29, 2008 merger agreement.

Net cash provided by financing activities was -0- for the years ending December 31, 2007 and 2006. Net cash provided from investing activities was $862,431 for the nine months ended September 30, 2008.

Net cash provided by financing activities was $319,146 from the sale proceeds of 2,516,666 shares of our common stock (net of note receivable from an investor), $528,239 from cash acquired in the April 29, 2008 merger and $15,046 from a related party loan discussed above.

Results of Operations for Organic Texas

Results of operations for the period from February 14, 2008 (inception) to April 29, 2008 for Organic Texas

Revenue. There was no revenue for the period   from February 14, 2008 (inception) to April 29, 2008.

Expenses . General and administrative expenses were $2,746,658 for the period   from February 14, 2008 (inception) to April 29, 2008. General and administrative expenses related primarily to legal, accounting, investor relations, public relations, web development, stock based compensation and administrative costs. These expenses are primarily composed of 6,831,918 shares of common stock issued to consultants to perform the services described above and 3,500,000 shares of common stock issued to officers and directors of Organic Texas.

Interest Expense . Interest expense of $177 was paid on a time note payable to a related party.

Net (Loss) . Net loss was $2,746,835 for the period   from February 14, 2008 (inception) to April 29, 2008. The net loss consisted of general and administrative expenses described above.

Liquidity and Capital Resources for Organic Texas

Organic Texas is a start-up, development stage company and has not generated revenue from business operations. Operations to date have generated substantial losses that have been funded through the issuance of common stock.  Organic Texas was acquired by NB Design on April 29, 2008 and ceased operations.   Its assets and liabilities were assumed by Organic Alliance Inc. (formerly NB Design & Licensing Inc.).

The Organic Texas financial statements contained within have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We reported a net loss of $2,746,835 since inception on February 14, 2008 to April 29, 2008.  Organic Texas has $163,550 on hand as of April 29, 2008.

At April 29, 2008, Organic Texas had $1,218 in accounts payable and $3,602 in a short term note payable to a related party.

In March 2008, William Gallagher, then an officer of Organic Texas, advanced it $15,000. The advance is evidenced by a time note bearing interest at 8% per annum on any unpaid balance.  The unpaid balance including interest was $3,602 at April 29, 2008.

During March and April 2008, we issued 585,000 shares of our Common Stock for $0.30 per share to a group of eight investors.

We have limited funding available for marketing and will rely solely on our ability to raise debt or equity funds in the immediate future.

Net Cash Flows for Organic Texas

 Net cash used in operating activities for the period from inception on February 14, 2008 to April 29, 2008 was $15,552. Net cash used was primarily attributable to a cash advance to NB Design.

Net cash provided by investing activities was -0- for the period from inception on February 14, 2008 to April 29, 2008.

Net cash provided from financing activities was $179,102 for the period from inception on February 14, 2008 to April 29, 2008.  Net cash provided by investing activities was $175,500 from the sale proceeds of 585,000 shares of Organic Texas’s common stock and $3,602 from a related party loan discussed above.

BUSINESS

Introduction

Organic Alliance, Inc. is a development stage food broker focused on the worldwide sourcing and marketing of organic ingredients and various organically grown and certified produce items.  We do not intend to purchase, warehouse and resell products; rather, we intend to arrange for the delivery of products from growers with whom we seek to have production contracts directly to retailers, food processors and food products manufacturers with whom we intend to negotiate sales of the products under purchase orders.  We have not signed supply agreements to date with growers and have no supply agreements or agreements to sell our sourced products to retailers.

The U.S. organic industry grew 21% to reach $17.7 billion in consumer sales in 2006 according to the Organic Trade Association. The term organic is defined by the Organic Trade Association as a commitment to agricultural (including processing) practices that strive for a balance with nature using methods and materials which are of low impact to the environment.  “Organic” is a labeling term that denotes products produced under the authority of the Federal Organic Foods Protection Act.  The principle guidelines for organic production are to use materials and practices that enhance the ecological balance of natural systems and that integrate the parts of the farming system into the ecological whole.  Organic agricultural practices cannot ensure that products are completely free of residues; however, methods are used to minimize pollution from air, soil and water.

Organic food handlers, processors and retailers adhere to standards that maintain the integrity of organic agricultural products.  The primary goal of organic agriculture is to optimize the health and productivity of interdependent communities of soil life, plants, animals and people. The organic certification agencies that are currently listed on the U.S. Department of Agriculture (“USDA”) web site may be found at www.ams.usda.gov/nop are:

•	must be accredited by the USDA for U.S. consumption (95 currently);
•	must adhere to National Organic Program (“NOP”) regulations; and
•	must accept each others’ certifications.

 All organic production is regulated by the USDA under the 2002 Federal NOP (Title 7 CFR205) which regulates organic producers and organic handlers. Requirements for organic producers (growers) are:

●	The ground is “certified transitional” in the interim;
●	Organic crops must be grown without the use of:
	●	synthetic fertilizers;
	●	synthetic pesticides;
	●	sewage sludge;
	●	genetically modified organisms (“GMOs”); or
	●	treated seeds.
●	Any applied materials must be allowed on the National List of Allowed and Prohibited Substances of the Organic Materials Review Institute (“OMRI”);
●	Must use organic seeds if “commercially available”; and
●	Must be certified by a USDA accredited certifying organization as complying with NOP regulations.

            According to the Organic Trade Association, Organic foods, the largest segment of organic products, had total sales of $16.7 billion in 20 06 and made up over 95% of all organic product sales.  Organic foods are one of the fastest growing market segments within the food industry, with sales growing at an annual rate of 20.9% in 2006.  In fact, organic food sales have enjoyed double-digit growth for the past 17 years.

In August 2008 we implemented the GS1 System to track our produce in order to improve traceability and consumer safety. GS1 is a global organization with an integrated system of standards that provides accurate identification of products and locations through the use of standards, barcodes and Electronic Product Code/Radio Frequency Identification (EPC/RFID) tags. The GS1 System can play a vital role in product recalls, because it enables product traceability. GS1 standards make traceability systems possible on a global scale across the supply chain.

Sales and Marketing

Due to the increase in demand for organic products, ingredient sourcing departments in corporations are seeking additional sources of organic products.  Because of the restrictions placed on farming practices in order to become organic, we believe there is a supply shortage which is forcing buyers to search worldwide for organic ingredients.  Many produce suppliers stateside are attempting to fill this gap, but it is very fractionalized and as a result, very difficult for ingredient buyers to get a reliable, ongoing supply they can count on for product introductions.

At present there are few organic brands but we believe brand growth will expand over time.  Accordingly, we believe there is demand for a company that has a dependable, reliable source of organic food product production to enter this market.  Our initial sales and marketing efforts will be aimed at two primary channels of distribution: grocery and ingredient.  The grocery channel will focus on fresh organic farm produced items sold to food retailers.  The ingredient channel will focus on the large packaged goods companies such as Unilever, General Mills, Campbell Soup and Kraft type companies who use organic ingredients.  Initial products will include fruits, vegetables, rice, sunflower oil, coffee, tea, spices, herbs and seeds.

Competition

We operate in competitive markets, and our future success will be largely dependent on our ability to provide quality products and services at competitive prices. Our competition comes from a variety of sources, including other distributors of organic products as well as specialty grocery and mass market grocery distributors. We cannot assure you that mass market grocery distributors such as United Natural Foods, Inc. and Tree of Life Distribution, Inc. will not increase their emphasis on organic products and more directly compete with us or that new competitors will not enter the market. These distributors have been in business longer than we have, have substantially greater financial and other resources than we have and are better established in their markets. We cannot assure you that our current or potential competitors will not provide services comparable or superior to those provided by us or adapt more quickly than we do to evolving industry trends or changing market requirements. It is also possible that alliances among competitors may develop and rapidly acquire significant market share or that certain of our customers will increase distribution to their own retail facilities. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition or results of operations. We cannot assure you that we will be able to compete effectively against current and future competitors.

Employees

As of September 30, 2008, we had two full time employees, including our executive officer.

Facilities

We lease approximately 2,125 square feet of office space at 1250 NE Loop 410, San Antonio, TX 78209 on a month-to-month basis for $1,500 per month.

MANAGEMENT

Executive Officers and Directors

The names, ages and positions of our directors and executive officers are as follows:

Name of Director	Age	Position(s) with the Company	Director Since
Thomas Morrison	60	Chief Executive Officer, Chief Financial Officer and Director	2008
James Haworth	46	Director	2008
Alicia Smith Kriese	44	Director	2008

There is no family relationship between any of our directors or executive officers.

Thomas Morrison – Chief Executive Officer, Chief Financial Officer and Director

Mr. Morrison has over 39 years experience in a wide range of consumer goods industries and corporate farming with CEO/executive level general management and consulting assignments within large public companies (P&G and Pepsi) and private companies. He has held senior leadership positions in the following industries: packaged goods; corporate farming; investment banking; and consumer and technology. From November 1988 to March 1990, he was the Chief Executive Officer of Superior Farming Company, which operated a leading organic farm. From April 1990 to February 1992, he was the President, Chief Executive Officer, Board Member and part owner of Pacific Agriculture Holdings, a $40 million farming and marketing company.  In April 1992 he formed Morrison and Wilson Recycling, Inc., a development and marketing company.  In February 1995 he joined Conwaste Partners as a partner and helped sell the company to Browning-Ferris Industries. From August 1997 to the present, Mr. Morrison has been a partner in the investment banking firm of Morrison Partners, LLC.  The firm specializes in packaged/consumer goods, retail grocery and Internet mergers and acquisitions. Mr. Morrison currently devotes 100 % his time to the Company.

James Haworth – Director

Mr. Haworth spent more than two decades at Bentonville-based Wal-Mart Stores Inc., most recently as executive vice president and chief operating officer for Wal-Mart Stores from August 2001 to December 2004.  From January 2005 to July 2006, Mr. Haworth acted as a marketing consultant through his consulting firm, Business Decisions Inc.  In July 2006 he became the President and CEO of Lotus Supercenters.  Additionally, since August 2002 he has operated a horse and cattle ranch. He is a member of the board of directors of Field2Base, a privately held high-tech mobile communications company based in Raleigh, NC.

 Alicia Smith Kriese – Director

 Ms. Kriese   spent 18 years from 1988 until 2005 with Austin-based advertising agency GSD&M (an Omnicom Company) as executive vice president, where she led the development of national brand strategies, corporate messaging and customer marketing campaigns for Wal-Mart Stores Inc. Since 2005 she has been the president of Perspectives, an Austin-based marketing consulting firm.

Board of Directors and Committees

Board Meetings

During calendar 2007, the Board of Directors held two meetings. Each director attended at least seventy-five percent of the aggregate number of meetings of the Board of Directors. We expect each of our directors to attend our Annual Meeting every year, unless extenuating circumstances prevent their attendance.

Committees

Currently we have no board committees. Our board acts as our Audit, Compensation and Nominating and Governance Committee although we intend to appoint such committees in the future comprised of a majority of members who will be independent directors.

Director Compensation

We have not paid our directors fees for attending any meetings of our Board of Directors. We reimburse each director for reasonable travel expenses related to such director’s attendance at Board of Directors’ meetings. Our directors were given stock for joining the company. See “Executive Compensation” below.

Director Independence

None of our directors are independent under SEC definitions, because they receive compensation from us for consulting services to us.  See “Executive Compensation” below.

  Executive Compensation

We did not pay compensation to any executive officer or director in 2007 and have not made any payments in 2008. We anticipate paying compensation to our executive officers and directors starting in December 2008 as follows:

Name	Position	Amount of Compensation	Consideration
Thomas Morrison(1)	Chief Executive Officer, Chief Financial Officer and Director	$150,000	Annual Salary
James Haworth(2)	Director	$ 75,000	Annual Consulting Fee
Alicia Smith Kriese(3)	Director	$ 75,000	Annual Consulting Fee
William J. Gallagher(4)	Consultant	$ 75,000	Annual Consulting Fee

(1)	Received 1,265,250 shares of the Company’s common stock upon joining us.
(2)	Received 843,500 shares of the Company’s common stock upon joining us.
(3)	Received 843,500 shares of the Company’s common stock upon joining us.
(4)	Received 1,265,250 shares of the Company’s common stock upon joining us.

 None of the above individuals has a formal employment or consulting agreement but it is anticipated these agreements will be finalized before December 31, 2008.

2008 Stock Option Plan

 We intend to adopt a stock option plan, which we refer to as our Plan, and which will provide for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors. Incentive stock options will be issuable only to our eligible officers, directors and key employees. Non-statutory stock options will be issuable only to our non-employee directors and consultants.

 The Plan will be administered by our full Board of Directors, inclusive of the Compensation Committee. We will have 1,000,000 shares of common stock reserved for issuance under the Plan. Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock will not be less than the fair market value of the common stock on the date the option will be granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock will be eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options will be established by the Board and will not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

 No options will be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will only be exercisable by the optionee. Options will be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan will be granted within 10 years from the effective date of the Plan and the exercise date of an option will not be later than 10 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding. Options issued under the plan will vest ratably over a three-year period.

Liability and Indemnification of Officers and Directors

 Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law.  Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above.  This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

 Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

As of the date of this prospectus, there are 13,131,967 shares of Common Stock outstanding.  The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group.  Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.  The address of our executive officers and directors is in care of us at 1250 NE Loop 410, San Antonio, TX 78209.

Name of Beneficial Owner	Shares		Percentage
	Beneficially		Beneficially
	Owned		Owned

Thomas Morrison	1,265,250.00		9.7%

Alicia Smith Kriese	843,500.00		6.5%

James Harold Haworth	843,500.00		6.5%

Mathis Family Partners Earnest Mathis, Manager	3,821,818.00	(1)	23.3%

Benny Doro	2,976,732.00		22.8%

Lazzeri Family Trust Robert Lazzeri, Trustee	1,560,000.00	(2)	10.8%

William J Gallagher	843,500.00		6.5%

W H Benjamin Gallagher	843,500.00		6.5%

All officers and directors as a group (3 persons)	2,952,250.00		22.6%

(1) This amount is comprised of 461,818 shares of common stock and 3,360,000 stock purchase warrants.
(2) This amount is comprised of 120,000 shares of common stock and 1,440,000 stock purchase warrants.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

 We have outstanding 13,131,967 shares of Common Stock.  Through this prospectus, we are registering for resale (i) 2,508,250 shares of our Common Stock, all of which shares were issued to acquire all of the outstanding Common Stock of Organic Texas, (ii) 130,000 shares which we issued to two consultants , Mr. Kline and Mr. Basse, between May and August 2008.

The following table sets forth the names of the selling stockholders, the number of shares of our Common Stock held by each selling stockholder and certain other information. The selling stockholders listed below are offering for sale all shares listed following their names.  None of the selling stockholders is required to sell any of their shares at any time.

The shares will initially be offered at $.25 per share, which was the last sales price of the common stock on the Pink Sheets of the National Quotation Service on December 5, 2008.  Shares will continue to be offered at $.25 per share until the shares are quoted on the Over-the-Counter Bulletin Board at which point the selling stockholders may sell the registered shares thereafter at prevailing market prices on the Over-the-Counter Bulletin Board.  We will file a post effective amendment to the prospectus to reflect the change to the market price when the shares begin quotation on the Over-the-Counter Bulletin Board.

 The shares may be offered from time to time by the selling stockholders.  Since the selling stockholders may sell all or part of the shares of Common Stock offered in this prospectus, we cannot estimate the number of shares of our Common Stock that will be held by the selling stockholders upon termination of this offering.

 None of our selling stockholders are officers, directors or own greater than 10% of our outstanding common stock. None of our selling stockholders are broker-dealers or affiliates of broker-dealers.

Name of Stockholder	Shares of Common	Percentage of Outstanding Common	Shares of Common Stock	Shares of Common Stock	Percentage of Common Stock Owned
	Stock Owned	Stock Owned	Offered for Sale	Owned After Sale	After Sale
Anthony Lupinetti	100,000	*	100,000	0	0.0%
Atasha Ticorra Navy	168,700	1.3%	168,700	0	0.0%
Brook Rosser	210,875	1.6%	160,750	50,125	*
Christee Khan	25,305	*	25,305	0	0.0%
Chritopher Kline	100,000	*	100,000	0	0.0%
Corey Ruth & Gail Ruth	33,333	*	33,333	0	0.0%
Don Ruth & Elanie Ruth	33,333	*	33,333	0	0.0%
Gray Hawn	25,305	*	25,305	0	0.0%
Jeff Morehouse	337,400	2.6%	175,000	162,400	1.2%
Jeff Morehouse, Trustee(1)	125,477	1.0%	25,000	100,477	*
Kin Pong Lee	16,666	*	16,666	0	0.0%
Kin Tung Lee	50,000	*	50,000	0	0.0%
Lippincott Capital Limited,	84,350	*	84,350	0	0.0%
Robert Lippincott, President(1)
Micheraie Cruz Canales	42,175	*	42,175	0	0.0%
Peter Penariello	33,333	*	33,333	0	0.0%
Renee Smanski	200,000	1.5%	200,000	0	0.0%
Rick Basse	30,000	*	30,000	0	0.0%
Ronald M Munyon	100,000	*	100,000	0	0.0%
Troy Nowakowski	35,000	*	35,000	0	0.0%
WH Ben Gallagher	843,500	6.4%	600,000	243,500	1 .9%

Z Best, Inc., William J. Gallagher, President (1)	421,750	3.2%	300,000	121,750	*
Z Z Bottom, Inc., William J. Gallagher, President (1)	421,750	3.2%	300,000	121,750	*

Total	3,438,252		2,638,250	800,002
* Less than 1%

(1) Exercises voting and dispositive powers regarding the shares.

 In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our Common Stock pursuant to Rule 144 under the Securities Act of 1933.  The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our Common Stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell these shares of our Common Stock directly to market makers and/or broker-dealers acting as agents for their customers.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our Common Stock for whom such broker-dealers may act as agents.  As to a particular broker-dealer, this compensation might be in excess of customary commissions.  Market makers and block purchasers purchasing these shares of our Common Stock may do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of our Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our Common Stock.  There can be no assurance that all or any of these shares of our Common Stock offered hereby will be issued to, or sold by, the selling stockholders.  Upon effecting the sale of any of these shares of our Common Stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

 Alternatively, the selling stockholders may sell all or any part of the shares of our Common Stock offered hereby through an underwriter.  No selling stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into.  If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our Common Stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our Common Stock by, the selling stockholders.  Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder.  These regulations may affect the marketability of these shares of our Common Stock.

We will pay substantially all of the expenses incident to the registration and offering of our Common Stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

In April and May 2008, William Gallagher, a related party, advanced the Company $34,500. The advances are evidenced by time notes bearing interest at 8% per annum on any unpaid balance.  The balance was paid off as of  September 30, 2008.

In September 2008, Earnest Mathis, a related party, advanced the Company $15,000. The advance is evidenced by time notes bearing interest at 8% per annum on any unpaid balance.  The balance including accrued interest was 15,046 as of September 30, 2008.

We have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors or significant stockholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our Board of Directors.

DESCRIPTION OF CAPITAL STOCK

General

 We are authorized to issue 60,000,000 shares of Common Stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share.

Common Stock

 Currently, there are 13,131,967 shares of Common Stock outstanding.  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors.  There is no right to cumulate votes in the election of directors.  The holders of Common Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on Common Stock.  In the event of our liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

Preferred Stock

 We are authorized to issue 10,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock.  In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock. No shares of preferred stock have been issued.

Common Stock Purchase Warrants

 Our Class A, Class B, Class C, Class D, Class E and Class F warrants are all exerciseable at $1.00 per share, at any time until December 31, 2011.  Approximately 80% of the Warrants are subject to a call provision on 10 days notice to the holders if (i) the bid price of the common stock is quoted is quoted at $1.25 per share or higher and the average share volume exceeds 300,000 shares for at least one day, and (ii) the shares underlying the Warrants are subject to a current registration statement on file with the Securities and Exchange Commission.  Both the share price and volume must be met on the same day for the call provision to be effective.

Dividends

We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent and warrant agent.

SHARES ELIGIBLE FOR FUTURE SALE

 We have 13,131,967 shares of Common Stock outstanding, of which 3,200,028 shares of Common Stock are free trading and 2,638,250 shares are being registered hereby.

 In general, under Rule 144 as modified on February 15, 2008, a person who owns shares that were purchased from us, or any affiliate, at least six months previously and who is not an officer, director or 10% or greater stockholder of our company (a “non-affiliate”), is entitled to sell all or any portion of such shares under Rule 144 so long as we have filed all required SEC reports and continue to do so while the shares are offered for sale.  After one year from purchase, the shares may be sold by a non-affiliate regardless of whether we have filed all required SEC reports.  Our affiliates may also sell their shares under Rule 144 after they have been held for six months or more in an amount not to exceed:

•	1% of the then outstanding shares of our Common Stock; or

•	The average weekly trading volume of our Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

 Future sales of restricted Common Stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our Common Stock.  We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our Common Stock prevailing from time to time.  Sales of substantial amounts of our Common Stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

               Our audited financial statements included in this prospectus for the years ended December 31, 2007 and 2006, have been included in reliance on the report of Martin & Weaver, LLC, an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

               The validity of the Common Stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.  Mr. Agron owns 125,090 shares of our common stock and 1,350 each of the Class A, Class B, Class C, Class D, Class E and Class F warrants.

WHERE YOU CAN FIND MORE INFORMATION

               We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our Common Stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders.  The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

To the Board of Directors and Stockholders
NB Design & Licensing, Inc.
Littleton, Colorado

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the balance sheets of NB Design & Licensing, Inc (a development stage company) as of December 31, 2007 and 2006 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended and the period of September 19, 2001 (inception) to December 31, 2007.  NB Design & Licensing, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits of the financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NB Design & Licensing, Inc. as of December 31, 2007 and 2006 and the results of its operations, stockholders’ equity, and cash flows for the years then ended and the period of September 19, 2001 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weaver & Martin, LLC
Weaver & Martin, LLC
Kansas City, Missouri
March 3, 2008

Organic Alliance Inc. (Formerly NB Design & Licensing, Inc.)
(a Development Stage Company)
Balance Sheets

	9/30/2008	12/31/2007	12/31/2006
	unaudited	audited	audited
Assets
Current assets:
Cash	$5,033	$227	$-
Prepaid expenses	186,000	-	-
Total current assets	191,033	227	-

Total Assets	$191,033	$227	$-

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts Payable	$9,731	$9,425	$-
Accrued liabilities	2,668	-	-
Notes Payable to Related Party	15,046	-	-
Total current liabilities	27,445	9,425	-

Stockholders' equity (deficit):
Preferred stock, no stated value authorized;
10,000,000 shares; -0- shares issued
and outstanding as of September 30, 2008,
December 31, 2007 and 2006, respectively	-	-	-
Common stock, $.0001 par value, 60,000,000 shares
authorized, 13,131,967, 1,000,028 and 1,000,028 shares
issued and outstanding as of September 30, 2008,
December 31, 2007 and 2006, respectively	1,313	100	100
Subscriptions Receivable	(735,854)	-	-
Additional paid-in capital	1,961,256	21,041	20,966
(Deficit) accumulated during development stage	(1,063,127)	(30,339)	(21,066)
	163,588	(9,198)	-

Total Liabilities and Stockholders' Equity (Deficit)	$191,033	$227	$-

The accompanying notes are an integral part of these financial statements

Organic Alliance Inc. (Formerly NB Design & Licensing, Inc.)
(a Development Stage Company)
Statements of Operations

	For the	For the	For the	For the	For the Period
	Nine Months	Quarter	Year	Year	September 19, 2001
	Ended	Ended	Ended	Ended	(Date of Inception) to
	9/30/2008	9/30/2008	12/31/2007	12/31/2006	September 30, 2008
	unaudited	unaudited	audited	audited

Revenue	$-	-	-	-	-

Expenses:
Accounting	55,375	15,450	-	167	63,425
Legal	112,888	22,000	1,500	1,108	120,513
Shareholder services	3,179	2,770	1,408	1,600	9,086
Investor relations	589,962	530,848	-	-	589,962
Other stock based compensation	163,107	127,436	-	-	163,107
Other general and administrative expenses	134,538	68,392	6,365	1,125	143,295
Total expenses	1,059,049	766,896	9,273	4,000	1,089,388

Other (income) expense:
Interest expense	373	46	-	-	373
Interest income	(26,634)	(15,596)	-	-	(26,634)
Total other expenses	(26,261)	(15,550)	-	-	(26,261)

(Loss) before provision for taxes	(1,032,788)	(751,346)	(9,273)	(4,000)	(1,063,127)

Provision for income taxes	-	-	-	-	-

Net (loss)	$(1,032,788)	(751,346)	(9,273)	(4,000)	(1,063,127)

Net (loss) per share - basic and fully diluted	$(0.11)	(0.06)	(0.01)	(0.00)

Weighted average number of
common shares outstanding - basic and fully diluted	9,340,257	12,935,395	1,000,028	1,000,028

The accompanying notes are an integral part of these financial statements

Organic Alliance Inc. (Formerly NB Design & Licensing, Inc.)
(a Development Stage Company)
Statement of Stockholder's Equity

					(Deficit)
					Accumulated
	Common Stock, Par $0.0001		Additional		During	Total
			Paid-In	Subscription	Development	Stockholder's
	Shares	Amount	Capital	Receivable	Stage	Equity

Beginning Balances, January 1, 2006	1,000,028	$100	$14,466	$-	$(17,066)	$(2,500)

Expenses paid by stockholder and	-	-	6,500	-	-	6,500
donated to the company

Net Loss	-	-	-	-	(4,000)	(4,000)

Balance at December 31, 2006	1,000,028	$100	$20,966	$-	$(21,066)	$-

Expenses paid by stockholder and	-	-	75	-	-	75
donated to the company

Net Loss	-	-	-	-	(9,273)	(9,273)

Balance at December 31, 2007	1,000,028	$100	$21,041	$-	$(30,339)	$(9,198)

Shares issued in merger	9,299,971	930	527,309	-	-	528,239
Shares sold in private placements	2,716,668	273	1,054,727	(735,854)	-	319,146
Issuance of common stock for services	615,300	60	558,129	-	-	558,189
Shares repurchased and retired	(500,000)	(50)	(199,950)	-	-	(200,000)

Net loss for the nine months ended
September 30, 2008	-	-	-	-	(1,032,788)	(1,032,788)

Balance, September 30, 2008 (unaudited)	13,131,967	$1,313	$1,961,256	$(735,854)	$(1,063,127)	$163,588

The accompanying notes are an integral part of these financial statements

Organic Alliance Inc. (Formerly NB Design & Licensing, Inc.)
(a Development Stage Company)
Statements of Cash Flows

	For the	For the	For the	For the Period
	Nine Months	Year	Year	September 19, 2001
	Ended	Ended	Ended	(Date of Inception)
	9/30/2008	12/31/2007	12/31/2006	to September 30, 2008
	unaudited	audited	audited

Cash flows from operating activities:
Net (loss)	$(1,032,788)	(9,273)	(4,000)	(1,063,127)
Adjustments to reconcile net loss to net cash used in operating activities:	-			-
Stock issued for services	558,188	-	-	558,188
Expenses paid by stockholder and donated to the company	-	75	6,500	21,141
Changes in operating assets and liabilities:
Prepaid expenses	(185,999)	-	-	(185,999)
Accounts Payable	306	9,425	(2,500)	9,731
Accrued liabilities	2,668	-	-	2,668
Net cash provided by (used in) operating activities	(657,625)	227	-	(657,398)

Cash flows from investing activities
Cash used to buy back stock	(200,000)	-	-	(200,000)
Net cash used in financing activities	(200,000)	-	-	(200,000)

Cash flows from financing activities
Net proceeds from note payable to/from related party	15,046	-	-	15,046
Cash acquired in merger	528,239	-	-	528,239
Proceeds from issuance of common stock	319,146	-	-	319,146
Net cash provided by financing activities	862,431	-	-	862,431

Net increase (decrease) in cash	4,806	227	-	5,033
Cash - beginning	227	-	-	-
Cash - ending	$5,033	227	-	5,033

Supplemental disclosures of noncash items:
Stock issued for services and to directors	$558,188	-	-	558,188
Expenses paid by stockholder and donated to the company	-	75	6,500	21,141
Total supplemental disclosures of noncash items:	$558,188	75	6,500	579,329

Supplemental disclosures:
Interest paid	$-	-	-	-
Income taxes paid	$-	-	-	-

The accompanying notes are an integral part of these financial statements

Organic Alliance Inc. (formerly NB Design & Licensing Inc.)
(A Development Stage Company)
Notes to Financial Statements

1.	NATURE OF BUSINESS AND HISTORY OF COMPANY

NB Design & Licensing, Inc. (the "Company") was incorporated on September 19, 2001 in the state of Nevada as a stipulation in the Final Decree in Bankruptcy of New Bridge Products, Inc. The creditors of New Bridge Products, Inc. received 1,000,028 shares of NB Design & Licensing, Inc. and warrants to purchase an additional 6,000,168 shares on September 26, 2002 in final payment of the funds they were owed from New Bridge Products, Inc.

The original purpose of the purpose of the Company was to provide design and licensing services related to the business of New Bridge Products, Inc.  The Company's current operations consist of primarily professional fees to maintain the corporate shell.

Organic Alliance, Inc. a Texas Corporation, (Organic Texas) was formed in February of 2008, for the purpose of acquiring all assets of the Organic Trading Partners, a business organized to source and trade organic food products internationally.

On April 29, 2008, the Company acquired all 10,916,917 issued and outstanding shares of common stock of Organic Texas and assumed all assets and liabilities for 9,299,972 shares of the Company’s common stock.  The officers and directors of OAI Texas assumed control of the Company from Robert Lazzeri, CEO and Director. Mr. Lazzeri and other Company officers and directors resigned from the Company. As part of the transaction $200,000 was paid to certain shareholders of Company for 500,000 shares of Company’s common stock.  These shares were subsequently retired by the new management team.

In June 2008, the Company changed its name to Organic Alliance, Inc.

Basis of Presentation - The Company's financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.

Net(Loss)Per Share - The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  In accordance with FASB I28, any anti-dilutive effects on net income (loss) per share are excluded.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards Not Yet Adopte d - There currently are no recently issued accounting standards with pending adoptions that have any applicability to the Company.

2.	GOING CONCERN

The accompanying financial-statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company's development activities since inception have been financially sustained through stockholder donations to the Company.

The ability of the Company to continue as a going concern is dependent upon its ability to find a suitable acquisition/merger candidate, raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

3.	INCOME TAXES

At September 30, 2008 we had net operating loss carry forwards for federal income tax purposes of approximately $1,063,000, which are available to offset future federal taxable income, if any. Utilization of the net operating loss, which expires at various times starting in 2024, may be subject to certain limitations under section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under-state tax laws. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of September 30, 2008 we do not believe we meet the criteria to recognize the deferred tax asset, and we have accordingly provided a full valuation allowance.

Deferred Taxes

The components of deferred tax assets are as follows:

Net operating loss carryforwards	$212,600
Less: Valuation allowance	(212,600)
Net deferred tax asset	-

A reconciliation of the valuation allowance is as follows:

Balance at January 1, 2006	$3,400
Addition for the year 2006	800
Addition for the year 2007	1,850
Addition for the nine months ended 9/30/2008	206,550
Balance at September 30, 2008	$212,600

Tax Carryforwards

The Company has the following tax carryforwards at September30, 2008:

Year	Amount	Expiration Date
Net operating loss
December 31, 2004	$4,920	December 31, 2024
December 31, 2005	12,146	December 31, 2025
December 31, 2006	4,000	December 31, 2026
December 31, 2007	9,273	December 31, 2027
September 30, 2008	1,032,788	December 31, 2028

Total	$1,063,127

Future changes in ownership may limit the ability of the Company utilize these net operating loss carryforwards prior to their expiration.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible.

4.	PREFERRED STOCK

The Company has not assigned any preference rights to the preferred stock, nor has any preferred stock been issued as of September 30, 2008.

5.	EXPENSES PAID BY STOCKHOLDER AND DONATED TO THE COMPANY

Two stockholders of the Company paid expenses totaling $75, and $6,500 in 2007 and 2006 respectively. Both have agreed not to be reimbursed for the payments and to consider the payments as capital donated to the Company.

A stockholder also provided office overhead expenses to the Company in 2007 and 2006. The Company estimated the fair value of the services was $ 1,000. The stockholder also agreed not to be reimbursed for these costs and to consider the costs as capital donated to the Company.

There were no such transactions for the nine months ended September 30, 2008.

6.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

In February 2008, the Company sold 200,000 restricted shares of common stock for $50,000 to help fund the Company.

In May and June 2008, the Company issued 120,000 shares of common stock in relation to consulting agreements (See note 7).

After the merger was completed on April 29, 2008, the Company sold 16,666 shares of common stock for $5,000 to fund the Company.

In August and September Company issued 495,300 shares of common stock in relation to consulting agreements (See note 7).

7.      CONSULTING AGREEMENTS

During May 2008, the Company issued 90,000 shares or common stock to an attorney to perform legal services for the Company.  These shares were valued at $54,000 or $0.60 per share based on the closing price of the Company’s Common Stock on the date of the agreement. During June 2008, the Company issued 30,000 shares of common stock to a consultant to perform accounting services for the Company.  These shares were valued at $30,300 or $1.01 per share based on the closing price of the Company’s Common Stock on the date of the agreement.

During August 2008, the Company issued 73,000 shares of common stock to a group of six physicians that will serve on a medical advisory board for the Company.  These shares were valued at $70,080 or $0.96 per share based on the closing price of the Company’s Common Stock on the date of the agreement.

During August 2008, the Company issued 357,300 shares of common stock to a six individual that will perform investor relation services for the Company.  These shares were valued at $343,008 or $0.96 per share based on the closing price of the Company’s Common Stock on the date of the agreement.

During August 2008, the Company issued 10,000 shares of common stock to an individual that will perform investor relation services for the Company.  These shares were valued at $10,300 or $1.03 per share based on the closing price of the Company’s Common Stock on the date of the agreement. Also during August 2008, the Company issued 5,000 shares of common stock to an individual that will perform administrative services for the Company.  These shares were valued at $5,000 or $1.00 per share based on the closing price of the Company’s Common Stock on the date of the agreement.  During September 2008, the Company issued 50,000 shares of common stock to an individual that will perform investor relation services for the Company.  These shares were valued at $45,500 or $.91 per share based on the closing price of the Company’s Common Stock on the date of the agreement.

The total amount of $558,188 was expensed during the nine months ended September 30, 2008.

8.      REGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

In May 2008, the Company sold 16,250 unrestricted shares of common stock for $0.40 a share to an investor to help fund the Company.  The Company also sold 2,483,750 shares of common stock for $0.40 per share to an investor for a 90 day time note that bears interest at 8% per annum on any unpaid balance.  The unpaid balance including interest was $735,854 at September 30, 2008.  The time note was not paid off at the end of the term.  It is currently being renegotiated with resolution expected prior to the end of December 2008.

9.      COMMON STOCK WARRANTS

On September 26, 2002, the Company issued the following common stock warrants:

Number
of Shares	Exercise Price*	Expiration Date*
1,000,028	$ 1.00	December 31,2011
1,000,028	$ 1.00	December 31,2011
1,000,028	$ 1.00	December 31,2011
1,000,028	$ 1.00	December 31,2011
1,000,028	$ 1.00	December 31,2011
1,000,028	$ 1.00	December 31,2011

* Decreased exercise price and extended expiration date from original terms.

10.	RELATED PARTY TRANSACTION

In April and May 2008, the Company received advances from a related party totaling $34,500. The advances are evidenced by time notes bearing interest at 8% per annum on any unpaid balance.  The notes were paid off as of September 30, 2008.

In September 2008, Earnest Mathis, a related party, advanced the Company $15,000. The advance is evidenced by a time note bearing interest at 8% per annum.  The unpaid balance including interest was $15,046 at September 30, 2008.

11.	SUBSEQUENT EVENTS

None

Organic Alliance, Inc. (Texas)
(a Development Stage Company)
Balance Sheet
Unaudited

4/29/2008
Assets
Current assets:
Cash	$163,550
Prepaid expenses	354,510
Due From NB Design	15,000
Total current assets	533,060

Total Assets	$533,060

Liabilities and Stockholders' Equity

Current liabilities:
Accounts Payable	$1,218
Notes Payable to Related Party	3,602
Total current liabilities	4,820

Stockholders' equity
Common stock, no par value, 60,000,000 shares
authorized, 10,916,917 shares issued
and outstanding as of April 29, 2008	3,275,075
(Deficit) accumulated during development stage	(2,746,835)
528,240

Total Liabilities and Stockholders' Equity	$533,060

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc. (Texas)
(a Development Stage Company)
Statement of Operations
For the period February 14, 2008 (inception) to April 29, 2008
Unaudited

Revenue	$-

Expenses:
Accounting	375
Legal	137,744
Investor relations	547,386
Stock based compensation	1,294,921
Other general and administrative expenses	766,232
Total expenses	2,746,658

Other expenses:
Interest expense	177
Total other expenses	177

(Loss) before provision for taxes	(2,746,835)

Provision for income taxes	-

Net (loss)	$(2,746,835)

Net (loss) per share - basic and fully diluted	$(0.27)

Weighted average number of
common shares outstanding - basic and fully diluted	10,179,917

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc. (Texas)
(a Development Stage Company)
Statement of Stockholder's Equity
For the period February 14, 2008 (inception) to April 29, 2008
Unaudited

			(Deficit)
			Accumulated
	No Par Common Stock		During	Total
			Development	Stockholder's
	Shares	Amount	Stage	Equity

Beginning Balances, February 14, 2008	-	$-	$-	$-
				-
Shares sold	585,000	175,500	-	175,500
Issuance of common stock for services	10,331,917	3,099,575		3,099,575

Net loss for the period from February 14, 2008
(inception) to March 31, 2008	-	-	(2,746,835)	(2,746,835)

Balance, April 29, 2008 (unaudited)	10,916,917	$3,275,075	$(2,746,835)	$528,240

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc. (Texas)
(a Development Stage Company)
Statement of Cash Flows
For the period February 14, 2008 (inception) to April 29, 2008
Unaudited

Cash flows from operating activities:
Net (loss)	$(2,746,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	3,099,575
Changes in operating assets and liabilities:
Prepaid expenses	(354,510)
Due From NB Design	(15,000)
Accounts Payable	1,218
Net cash used by operating activities	(15,552)

Cash flows from financing activities
Net proceeds (repayments) on note payable to/from related party	3,602
Proceeds from issuance of common stock	175,500
Net cash provided by financing activities	179,102

Net increase in cash	163,550
Cash - beginning	-
Cash - ending	$163,550

Supplemental disclosures of noncash items:
Stock issued for services	$3,099,575

Supplemental disclosures:
Interest paid	$-
Income taxes paid	$-

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc. (Texas)
(a Development Stage Company)
Notes to Financial Statements

1.	NATURE OF BUSINESS AND HISTORY OF COMPANY

Organic Alliance, Inc. (the "Company") a Texas Corporation, was formed in February of 2008, for the purpose of acquiring all assets of the Organic Trading Partners, a business organized to source and trade organic food products internationally.

Basis of Presentation - The Company's financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.

Net(Loss)Per Share - The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  In accordance with FASB I28, any anti-dilutive effects on net income (loss) per share are excluded.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards Not Yet Adopted - There currently are no recently issued accounting standards with pending adoptions that have any applicability to the Company.

2.	GOING CONCERN

The Company ceased operations on April 29, 2008 when it was acquired by NB Design & Licensing, Inc.

3.	INCOME TAXES

At April 29, 2008 we had net operating loss for federal income tax purposes of approximately $2,747,000, which are available to offset future federal taxable income, if any. Utilization of the net operating loss, which expires at starting in 2028, may be subject to certain limitations under section 382 of the Internal Revenue Code of 1986, as amended and other limitations under-state tax laws. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, possible restrictions due to ownership changes, projected future taxable income, and tax planning strategies in making this assessment. As of April 29, 2008 we do not believe we meet the criteria to recognize the deferred tax asset, and we have accordingly provided a full valuation allowance.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible.

4.      EQUITY TRANSACTIONS

In March 2008, the Company sold 335,000 restricted shares of common stock for $100,500 to help fund the Company.

In March through April 29, 2008, the Company issued 10,331,917 shares of common stock in relation to consulting agreements (See note 5).

In April 2008, the Company sold 250,000 restricted shares of common stock for $75,000 to help fund the Company.

As of April 29, 2008 there are no outstanding options or warrants.

5.      CONSULTING AGREEMENTS

In March and April 2008, the Company issued 6,831,917 shares of common stock to consultants to perform services for the company including legal, public relations, investor relations, and other.  These shares were valued at $2,049,575 or $0.30 per share based on the sales price of shares to non-related third parties during March and April 2008.  Of the total amount $1,695,064 was expensed in the period ended April 29, 2008 and $354,510 has been recorded as a prepaid asset as of April 29, 2008.  The prepaid asset was assumed by Organic Alliance Inc. (formerly NB Design & Licensing Inc.) on April 29, 2008.

In March 2008, the Company issued 3,500,000 shares of common stock to Officers and Directors of the Company.  These shares were valued at $1,050,000 or $0.30 per share based on the sales price of shares to non-related third parties during March 2008.  $1,050,000 has been expensed in the period ended April 29, 2008.

6.      RELATED PARTY TRANSACTION

The Company has received a $15,000 loan from a consultant on March 15, 2008 that bore interest at 8% per annum. The loan balance was $3,602 at April 29, 2008.  Interest expensed related to the loan was $177 for the period ended April 29, 2008.

7.	SUBSEQUENT EVENTS

The Company ceased operations on April 29, 2008 after the merger with Organic Alliance Inc. (formerly NB Design & Licensing Inc.).

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

The following unaudited pro forma consolidated financial statements and related notes are presented to show the pro forma effects of the Company’s April 29, 2008 acquisition of Organic Texas for the nine months ended September 30, 2008. The unaudited pro forma consolidated financial statements are presented to show the Company’s financial position and results of operations as if the Organic Texas transaction occurred as of January 1, 2008.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated financial statements.  The pro forma data are not necessarily indicative of the financial results that would have been attained had the Organic Texas transaction occurred January 1, 2008 and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated financial statements should be read in conjunction with notes thereto.

Organic Alliance, Inc. (formerly NB Design & Licensing, Inc.)
(a Development Stage Company)
Proforma Balance Sheet at 9/30/2008
Unaudited
	Organic Alliance Inc.
	(Formerly
	NB Design)	OAI Texas	Eliminations	Total

Assets
Current assets:
Cash	$5,033	-	-	5,033
Prepaid expenses	186,000	-	-	186,000
Other	-	-	-	-
Total current assets	191,033	-	-	191,033

Total Assets	$191,033	-	-	191,033

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts Payable	$9,731	-	-	9,731
Notes Payable to Related Party	15,046	-	-	15,046
Total current liabilities	27,445	-	-	27,445

Stockholders' equity (deficit):
Preferred stock, no stated value authorized;
10,000,000 shares; -0- shares issued
and outstanding as of June 30, 2008	-			-
Common stock, $.0001 par value, 60,000,000 shares				-
authorized, 13,131,967, 1,000,028 and 1,000,028 shares issued				-
and outstanding as of Septemmber 30, 2008,		-	-	-
December 31, 2007 and 2006, respectively	1,313	2,746,835	(2,746,835)	1,313
Subscriptions Receivable	(735,854)	-	-	(735,854)
Additional paid-in capital	1,961,256	-	2,746,835	4,708,091
(Deficit) accumulated during development stage	(1,063,127)	(2,746,835)	-	(3,809,962)
	163,588	-	-	163,588

Total Liabilities and Stockholders' Equity (Deficit)	$191,033	-	-	191,033

Organic Alliance, Inc. (formerly NB Design & Licensing, Inc.)
(a Development Stage Company)
Proforma Statement of Operations for the Nine Months 9/30/2008
Unaudited
	Organic Alliance Inc.
	(Formerly
	NB Design)	OAI Texas	Eliminations	Total

Revenue	$-	-	-	-

Expenses:
Accounting	55,375	375	-	55,750
Legal	112,888	137,744	-	250,632
Shareholder services	3,179	-	-	3,179
Investor relations	589,962	547,386	-	1,137,348
Other stock based compensation	163,107	1,294,921	-	1,458,028
Other general and administrative expenses	134,538	766,232	-	900,770
Total expenses	1,059,049	2,746,658	-	3,805,707

Other (income) expense:
Interest expense	373	177	-	550
Interest income	(26,634)	-	-	(26,634)
Total other expenses	(26,261)	177	-	(26,084)

(Loss) before provision for taxes	(1,032,788)	(2,746,835)	-	(3,779,623)

Provision for income taxes	-	-	-	-

Net (loss)	$(1,032,788)	(2,746,835)	-	(3,779,623)

Net (loss) per share - basic and fully diluted	$(0.11)	(0.27)		(0.40)

Weighted average number of
common shares outstanding - basic and fully diluted	9,340,257	10,179,917		9,340,257

Organic Alliance, Inc. (formerly NB Design & Licensing, Inc.)
Notes to Unaudited Pro Forma Financial Statements

Basis of Presentation

The unaudited pro forma balance sheet as of September 30, 2008 and the unaudited pro forma statements of operations for the nine months ended September 30, 2008 are based on the financial statements of Organic Alliance, Inc. (formerly NB Design & Licensing, Inc.) as of and for the nine months ended September 30, 2008 and the unaudited financial statements of Organic Alliance, Inc. as of April 29, 2008 and for the period  from February 14, 2008 (inception) to April 29, 2008, and the adjustments and assumptions described below.  All share amounts reflect the shares issued and retired in the April 29, 2008 agreement consolidating the two companies.

Pro forma adjustments:

All the unaudited pro forma financial statements reflect the June 2008 name change of NB Design & Licensing, Inc. to Organic Alliance, Inc.

The unaudited pro forma balance sheets reflect the following adjustments:

•	Record the issuance of 9,299,972 shares of common stock of NB Design & Licensing, Inc. for a 100% equity interest of Organic Alliance, Inc., effective April 29, 2008.

•	Record the retirement of 500,000 share of common stock of NB Design & Licensing, Inc.

The unaudited pro forma statements of operations reflect the following adjustments associated with the transaction for the nine months ended September 30, 2008, as if the transactions had taken place on January 1, 2008:

•
Include the issuance of 9,299,972 shares and the retirement of 500,000 shares of NB Design & Licensing, Inc. common stock in the weighted average common shares outstanding for the nine months ended September 30, 2008.

ORGANIC ALLIANCE, INC.

2,638,250 SHARES OF COMMON STOCK

         Until March 31, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.